Exhibit 99.1

TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Mark Oswald (734) 855-3140

Media Contact: John Wilkerson (734) 855-3864

TRW Reports Second Quarter and First Half 2012 Financial Results

LIVONIA, MICHIGAN, July 31, 2012 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported second quarter 2012 financial results with sales of $4.2 billion, about equal compared to the prior year period (up over 8% excluding the impact of currency movements and divestitures). The Company reported GAAP second quarter net earnings of $220 million or $1.71 per diluted share, which compares to net earnings of $293 million or $2.21 per diluted share in the prior year period. A higher effective tax rate in the current period combined with a higher level of costs related to future growth initiatives and higher raw material prices were the primary reasons for the decline in diluted earnings per share between the two periods.

The Company’s current and prior year quarterly results both contain special items. The current year quarter included restructuring charges and related tax benefits while the prior year period included a gain associated with the resolution of a commercial matter, debt retirement charges and favorable tax benefits. Excluding special items, the Company reported second quarter 2012 net earnings of $221 million, or $1.72 per diluted share, which compares to net earnings of $264 million or $1.99 per diluted share in the prior year period.

“Supported by a strong market position and increasing demand for the Company’s innovative safety technologies, TRW continued to move forward in the second quarter despite a notable decline in European vehicle production,” said John C. Plant, Chairman and Chief Executive Officer. “TRW’s solid performance through the first half of 2012 provides a firm foundation for TRW to reach its full year goals.”

Second Quarter 2012

The Company reported second quarter 2012 sales of $4.2 billion, an increase of $5 million from the prior year period (up over 8% excluding the impact of currency movements and divestitures). The impact of increasing demand for TRW’s broad array of active and passive safety products and improved vehicle production volumes in North America were primarily offset by lower vehicle production volumes in Europe and the negative impact of currency movements between the two periods.

The Company’s second quarter 2012 operating income was $337 million, compared with $368 million in the 2011 period. The 2012 period included restructuring charges totaling $2 million while the 2011 period included a gain related to a favorable resolution of a commercial matter totaling $19 million. Excluding these special items from both periods, operating income for the second quarter was $339 million, which compares to $349 million in the prior year period. The year-to-year decline in profit was primarily driven by planned increases in costs to support future growth and the negative profit impact from higher raw material prices.

Net interest expense for the second quarter of 2012 totaled $27 million, which compares favorably to $30 million in the 2011 period as a result of lower debt levels. In addition, a net loss on retirement of debt totaling $10 million was recognized in the second quarter of 2011.

Tax expense for the second quarter of 2012 was $92 million, which compares to a tax expense of $34 million in the prior year period. The increase in expense is attributable to a higher effective tax rate in the current period resulting from the reversal of the Company’s valuation allowance on deferred income tax assets in the United States that occurred in late 2011. The 2012 period included a $1 million tax benefit related to restructuring charges compared to the 2011 period which included a net tax benefit of $20 million related to favorable resolutions of tax matters in foreign jurisdictions.

The Company reported 2012 second quarter GAAP net earnings of $220 million, or $1.71 per diluted share, which compares to GAAP net earnings of $293 million, or $2.21 per diluted share in the 2011 period.

Excluding special items, the Company reported second quarter 2012 net earnings of $221 million, or $1.72 per diluted share, which compares to net earnings of $264 million or $1.99 per diluted share in the 2011 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $444 million in the second quarter of 2012, compared to the prior year level of $461 million. See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

First Half 2012

The Company reported first half 2012 sales of $8.4 billion, an increase of $104 million compared to prior year sales. The increase in sales resulted from a higher level of demand for TRW’s broad array of active and passive safety products and improved vehicle production volumes in North America, partially offset by lower vehicle production volumes in Europe and the negative impact of currency movements between the two periods.

For the first half of 2012, the Company reported operating income of $668 million which compares to $740 million of operating income in the prior year period. The 2012 period included restructuring charges totaling $4 million compared with the 2011 period which included a gain related to a favorable resolution of a commercial matter totaling $19 million and a charge related to the termination of a service contract totaling $10 million. Excluding these items from both periods, the Company reported operating income of $672 million in the 2012 period, which compares to $731 million in the prior year. The year-to-year decline in profit was driven primarily by a higher mix of lower margin business, planned increases in costs to support future growth, the negative profit impact from higher raw material prices and, to a lesser degree, the negative profit impact of currency movements.

Net interest expense for the first half of 2012 totaled $56 million, which compares to $64 million in the prior year period. In addition, the current year-to-date period included a net loss on retirement of debt totaling $5 million compared with the first half 2011 period which recognized a net loss on retirement of debt totaling $20 million.

First half 2012 tax expense was $185 million, which compares to $90 million in the prior year. The increase in expense is attributable to a higher effective tax rate in the current period resulting from the reversal of the Company’s valuation allowance on deferred income tax assets in the United States that occurred in late 2011. Excluding the tax benefits related to the special items previously noted in both periods, tax expense was $188 million and $110 million in the first half of 2012 and the first half of 2011, respectively.

The Company reported first half 2012 GAAP net earnings of $426 million, or $3.30 per diluted share, which compares to GAAP net earnings of $574 million, or $4.34 per diluted share in the prior year period.

Excluding special items, the Company reported net earnings of $432 million in the first half of 2012, or $3.34 per diluted share, which compares to net earnings of $556 million or $4.20 per diluted share in the first half of 2011.

Adjusted EBITDA totaled $883 million in first half 2012, compared to $959 million in the prior year period. See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

Second quarter 2012 net cash flow provided by operating activities was $191 million, which compares to $271 million in the second quarter of 2011. Capital expenditures were $104 million in the current quarter compared to $100 million last year. Second quarter free cash flow (cash flow from operating activities less capital expenditures) was $87 million, compared to $171 million in the prior year quarter. The lower level of free cash flow compared with last year resulted primarily from lower overall earnings and higher working capital requirements.

For the six month period ended June 29, 2012, net cash flow provided by operating activities totaled $89 million, which compares to $352 million in first half 2011. First half capital expenditures were $200 million compared to $167 million in 2011. Free cash flow was an outflow of $111 million, compared to an inflow of $185 million for the same period last year.

During the first half of 2012, the Company retired $48 million of face value senior notes and reached its 2012 authorized limit to repurchase 2.3 million shares of its common stock under a program that is intended to offset, on an ongoing basis, the dilution created by the Company’s stock incentive plan.

As of June 29, 2012, the Company had $1,472 million of debt and $966 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $506 million. Total debt sets a new historic low for the Company, $60 million lower than the balance at the end of 2011 and $233 million lower than the balance at the end of the prior year second quarter.

2012 Outlook

TRW expects full year industry production volumes to total 14.9 million units in North America and 18.8 million units in Europe. Within the forecast for North America, the Company expects production for the Detroit Three manufacturers will be up approximately 6% compared with their 2011 production levels. The Company continues to expect increased vehicle production volumes in China and the rest of world regions. Based on these revised production levels and the Company’s expectations for foreign currency exchange rates, full year 2012 sales are now expected to range between $16.2 billion and $16.4 billion, with third quarter sales expected to be approximately $3.9 billion.

“TRW remains cautious in the near-term as our 2012 guidance provided today reflects the difficult economic environment in Europe and its negative impact on the automotive industry. Managing through these challenges while protecting the Company’s profitability and implementing TRW’s extensive growth strategy is essential to ensure continued success in 2012 and beyond,” said Mr. Plant.

Second Quarter 2012 Conference Call

The Company will host its second quarter conference call at 8:30 a.m. (Eastern time) today, Tuesday, July 31st, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately two weeks. To access the replay, U.S. locations should dial (855) 859-2056, and locations outside the U.S. should dial (404) 537-3406. The replay code is 93012092. A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income, diluted earnings per share and tax expense each excluding special items; adjusted EBITDA; and free cash flow. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW

With 2011 sales of $16.2 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2011 (our “Form 10-K”) and our Report on Form 10-Q for the fiscal quarter ended March 30, 2012, such as: any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; any shortage of specialty resins, castings or other supplies causing a production disruption for any customers or us; general economic conditions causing a material contraction in automotive sales and production adversely affecting our results or the viability of our supply base; the unsuccessful implementation of our current expansion efforts adversely impacting our business and results; commodity inflationary pressures adversely affecting our profitability or supply base; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; pricing pressures from our customers adversely affecting our profitability; increasing costs negatively impacting our profitability; the loss of any of our largest customers materially adversely affecting us; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers adversely affecting our operations; volatility in our annual effective tax rate resulting from a change in our valuation allowances, our mix of earnings between jurisdictions or other factors; any impairment of a significant amount of our goodwill or other intangible assets; any disruption in our information technology systems adversely impacting our business and operations; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

# # #

TRW Automotive Holdings Corp.

Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Earnings (unaudited) for the three months ended June 29, 2012 and July 1, 2011	A2

Consolidated Statements of Earnings (unaudited) for the six months ended June 29, 2012 and July 1, 2011	A3

Condensed Consolidated Balance Sheets as of June 29, 2012 (unaudited) and December 31, 2011	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the six months ended June 29, 2012 and July 1, 2011	A5

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three and six months ended June 29, 2012 and July 1, 2011	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended June 29, 2012	A7

• For the six months ended June 29, 2012	A8

• For the three months ended July 1, 2011	A9

• For the six months ended July 1, 2011	A10

The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the period ended March 30, 2012, which were filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	June 29, 2012	July 1, 2011
Sales	$4,239	$4,234
Cost of sales	3,763	3,717

Gross profit	476	517
Administrative and selling expenses	143	152
Amortization of intangible assets	3	3
Restructuring charges	2	—
Other (income) expense — net	(9)	(6)

Operating income	337	368
Interest expense — net	27	30
Loss on retirement of debt — net	—	10
Equity in earnings of affiliates, net of tax	(9)	(10)

Earnings before income taxes	319	338
Income tax expense	92	34

Net earnings	227	304
Less: Net earnings attributable to noncontrolling interest, net of tax	7	11

Net earnings attributable to TRW	$220	$293

Basic earnings per share:
Earnings per share	$1.80	$2.37

Weighted average shares outstanding	122.5	123.7

Diluted earnings per share:
Earnings per share	$1.71	$2.21

Weighted average shares outstanding	129.6	134.4

A2

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Six Months Ended
(In millions, except per share amounts)	June 29, 2012	July 1, 2011
Sales	$8,447	$8,343
Cost of sales	7,497	7,315

Gross profit	950	1,028
Administrative and selling expenses	289	303
Amortization of intangible assets	6	8
Restructuring charges	4	—
Other (income) expense — net	(17)	(23)

Operating income	668	740
Interest expense — net	56	64
Loss on retirement of debt — net	5	20
Gain on business acquisition	—	(9)
Equity in earnings of affiliates, net of tax	(20)	(20)

Earnings before income taxes	627	685
Income tax expense	185	90

Net earnings	442	595
Less: Net earnings attributable to noncontrolling interest, net of tax	16	21

Net earnings attributable to TRW	$426	$574

Basic earnings per share:
Earnings per share	$3.46	$4.66

Weighted average shares outstanding	123.1	123.3

Diluted earnings per share:
Earnings per share	$3.30	$4.34

Weighted average shares outstanding	130.4	134.4

A3

TRW Automotive Holdings Corp.

Condensed Consolidated Balance Sheets

	As of
	June 29, 2012	December 31, 2011
(Dollars in millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$966	$1,241
Accounts receivable — net	2,667	2,222
Inventories	970	845
Prepaid expenses and other current assets	310	319

Total current assets	4,913	4,627
Property, plant and equipment — net	2,085	2,137
Goodwill	1,750	1,753
Intangible assets — net	295	298
Pension assets	1,004	918
Other assets	541	529

Total assets	$10,588	$10,262

Liabilities and Equity
Current liabilities:
Short-term debt	$70	$65
Current portion of long-term debt	50	39
Trade accounts payable	2,456	2,306
Accrued compensation	239	283
Other current liabilities	1,124	1,147

Total current liabilities	3,939	3,840
Long-term debt	1,352	1,428
Postretirement benefits other than pensions	410	421
Pension benefits	780	831
Other long-term liabilities	641	603

Total liabilities	7,122	7,123
Commitments and contingencies
Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,611	1,602
Retained earnings	1,992	1,668
Accumulated other comprehensive earnings (losses)	(335)	(331)

Total TRW stockholders’ equity	3,269	2,940
Noncontrolling interest	197	199

Total equity	3,466	3,139

Total liabilities and equity	$10,588	$10,262

A4

TRW Automotive Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
(Dollars in millions)	June 29, 2012	July 1, 2011
Operating Activities
Net earnings	$442	$595
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	207	229
Net pension and other postretirement benefits income and contributions	(124)	(95)
Loss on retirement of debt — net	5	20
Net gain on sales of assets and divestitures	(3)	(8)
Gain on business acquisition	—	(9)
Deferred income taxes	102	—
Other — net	(3)	12
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(496)	(494)
Inventories	(148)	(137)
Trade accounts payable	192	283
Prepaid expenses and other assets	(56)	(17)
Other liabilities	(29)	(27)

Net cash provided by operating activities	89	352

Investing Activities
Capital expenditures, including other intangible assets	(200)	(167)
Cash acquired in acquisition of business	—	15
Net proceeds from asset sales and divestitures	7	13
Other — net	3	—

Net cash used in investing activities	(190)	(139)

Financing Activities
Change in short-term debt	5	12
Proceeds from issuance of long-term debt, net of fees	—	1
Redemption of long-term debt	(59)	(226)
Proceeds from exercise of stock options	7	19
Repurchase of capital stock	(102)	—
Dividends paid to noncontrolling interest	(15)	(5)

Net cash used in financing activities	(164)	(199)
Effect of exchange rate changes on cash	(10)	59

(Decrease) increase in cash and cash equivalents	(275)	73
Cash and cash equivalents at beginning of period	1,241	1,078

Cash and cash equivalents at end of period	$966	$1,151

A5

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods. Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items. Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period. EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended		Six Months Ended
(Dollars in millions)	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
GAAP net earnings attributable to TRW	$220	$293	$426	$574
Income tax expense	92	34	185	90
Interest expense - net	27	30	56	64
Depreciation and amortization	103	113	207	229

EBITDA	442	470	874	957
Restructuring charges	2	—	4	—
Termination of a service contract	—	—	—	10
Loss on retirement of debt - net	—	10	5	20
Favorable resolution of a commercial matter	—	(19)	—	(19)
Gain on business acquisition	—	—	—	(9)

Adjusted EBITDA	$444	$461	$883	$959

Free Cash Flow

Free cash flow represents net cash provided by operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended		Six Months Ended
(Dollars in millions)	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Cash flow provided by operating activities	$191	$271	$89	$352
Capital expenditures	(104)	(100)	(200)	(167)

Free cash flow	$87	$171	$(111)	$185

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

The Company recorded restructuring charges of $2 million primarily related to severance-related postemployment benefits.

(In millions, except per share amounts)	Three Months Ended June 29, 2012 Actual	Adjustments		Three Months Ended June 29, 2012 Adjusted
Sales	$4,239	$—		$4,239
Cost of sales	3,763	—		3,763

Gross profit	476	—		476
Administrative and selling expenses	143	—		143
Amortization of intangible assets	3	—		3
Restructuring charges	2	(2	)(a)	—
Other (income) expense — net	(9)	—		(9)

Operating income	337	2		339
Interest expense — net	27	—		27
Equity in earnings of affiliates, net of tax	(9)	—		(9)

Earnings before income taxes	319	2		321
Income tax expense	92	1	(b)	93

Net earnings	227	1		228
Less: Net earnings attributable to noncontrolling interest, net of tax	7	—		7

Net earnings attributable to TRW	$220	$1		$221

Basic earnings per share:
Earnings per share	$1.80			$1.80

Weighted average shares outstanding	122.5			122.5

Diluted earnings per share:
Earnings per share	$1.71			$1.72

Weighted average shares outstanding	129.6			129.6

(a)	Represents the elimination of restructuring charges.
(b)	Represents the elimination of the income tax impact of the adjustment made to restructuring charges, by calculating the income tax impact using the appropriate tax rate for the jurisdiction where the charges were incurred.

A7

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

The Company recorded restructuring charges of $4 million primarily related to severance and other charges.

(In millions, except per share amounts)	Six Months Ended June 29, 2012 Actual	Adjustments		Six Months Ended June 29, 2012 Adjusted
Sales	$8,447	$—		$8,447
Cost of sales	7,497	—		7,497

Gross profit	950	—		950
Administrative and selling expenses	289	—		289
Amortization of intangible assets	6	—		6
Restructuring charges	4	(4	)(a)	—
Other (income) expense — net	(17)	—		(17)

Operating income	668	4		672
Interest expense — net	56	—		56
Loss on retirement of debt — net	5	(5	)(b)	—
Equity in earnings of affiliates, net of tax	(20)	—		(20)

Earnings before income taxes	627	9		636
Income tax expense	185	3	(c)	188

Net earnings	442	6		448
Less: Net earnings attributable to noncontrolling interest, net of tax	16	—		16

Net earnings attributable to TRW	$426	$6		$432

Basic earnings per share:
Earnings per share	$3.46			$3.51

Weighted average shares outstanding	123.1			123.1

Diluted earnings per share:
Earnings per share	$3.30			$3.34

Weighted average shares outstanding	130.4			130.4

(a)	Represents the elimination of restructuring charges.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A8

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

(In millions, except per share amounts)	Three Months Ended July 1, 2011 Actual	Adjustments		Three Months Ended July 1, 2011 Adjusted
Sales	$4,234	$—		$4,234
Cost of sales	3,717	19	(a)	3,736

Gross profit	517	(19)		498
Administrative and selling expenses	152	—		152
Amortization of intangible assets	3	—		3
Other (income) expense — net	(6)	—		(6)

Operating income	368	(19)		349
Interest expense — net	30	—		30
Loss on retirement of debt — net	10	(10	)(b)	—
Equity in earnings of affiliates, net of tax	(10)	—		(10)

Earnings before income taxes	338	(9)		329
Income tax expense	34	20	(c)	54

Net earnings	304	(29)		275
Less: Net earnings attributable to noncontrolling interest, net of tax	11	—		11

Net earnings attributable to TRW	$293	$(29)		$264

Basic earnings per share:
Earnings per share	$2.37			$2.13

Weighted average shares outstanding	123.7			123.7

Diluted earnings per share:
Earnings per share	$2.21			$1.99

Weighted average shares outstanding	134.4			134.4

(a)	Represents the elimination of the gain related to the favorable resolution of a commercial matter.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of a $20 million tax benefit to the favorable resolution of various tax matters in foreign jurisdictions.

A9

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

(In millions, except per share amounts)	Six Months Ended July 1, 2011 Actual	Adjustments		Six Months Ended July 1, 2011 Adjusted
Sales	$8,343	$—		$8,343
Cost of sales	7,315	19	(a)	7,334

Gross profit	1,028	(19)		1,009
Administrative and selling expenses	303	(10	)(b)	293
Amortization of intangible assets	8	—		8
Other (income) expense — net	(23)	—		(23)

Operating income	740	(9)		731
Interest expense — net	64	—		64
Loss on retirement of debt — net	20	(20	)(c)	—
Gain on business acquisition	(9)	9	(d)	—
Equity in earnings of affiliates, net of tax	(20)	—		(20)

Earnings before income taxes	685	2		687
Income tax expense	90	20	(e)	110

Net earnings	595	(18)		577
Less: Net earnings attributable to noncontrolling interest, net of tax	21	—		21

Net earnings attributable to TRW	$574	$(18)		$556

Basic earnings per share:
Earnings per share	$4.66			$4.51

Weighted average shares outstanding	123.3			123.3

Diluted earnings per share:
Earnings per share	$4.34			$4.20

Weighted average shares outstanding	134.4			134.4

(a)	Represents the elimination of the gain related to the favorable resolution of a commercial matter.
(b)	Represents the elimination of the expense related to the termination of a service contract.
(c)	Represents the elimination of the loss on retirement of debt.
(d)	Represents the elimination of the gain on business acquisition.
(e)	Represents the elimination of a $20 million tax benefit related to the favorable resolution of various tax matters in foreign jurisdictions.

A10